UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 26, 2024

Date of Report (Date of earliest event reported)

VENU HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-42422	82-0890721
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(Address of principal executive officers) (Zip Code)

(719) 895-5483

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	VENU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 1.01 Entry into a Material Definitive Agreement.

On November 26, 2024, Venu Holding Corporation, a Colorado corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with ThinkEquity LLC, as representative of the underwriters listed on Schedule 1 thereto (the “Underwriters”), relating to the Company’s initial public offering (the “Offering”) of 1,200,000 shares of common stock, par value $0.001 per share (the “Common Stock”) at a public offering price of $10.00 per share, generating gross proceeds of $12,000,000. The Company also granted the underwriters a 45-day option to purchase up to 180,000 additional shares of Common Stock on the same terms and conditions for the purpose of covering any over-allotments in connection with the Offering, which the underwriters exercised on November 29, 2024.

The shares of Common Stock were offered and sold pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-281271), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2024, and later amended (as amended, the “Registration Statement”). The Registration Statement was declared effective by the Commission on November 12, 2024. The closing of the Offering took place on November 29, 2024. A final prospectus describing the terms of the offering was filed with the Commission on November 27, 2024, and is available on the Commission’s website located at http://www.sec.gov.

The Company’s Common Stock commenced trading on the NYSE American LLC on November 27, 2024, under the symbol “VENU.” The sale of shares of Common Stock in the Offering generated net proceeds to the Company of approximately $12.3 million, including proceeds generated from the underwriters’ exercise in full of their over-allotment option, after deducting underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the net proceeds from the offering for funding the expansion of the Company’s business operations, further development of Company services, business promotion activities, and working capital and general corporate purposes, including general market expansion and due diligence efforts to explore the opening of new restaurant, entertainment, and music venues.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement, as of specific dates set forth therein, in the context of all of the terms and conditions thereof and of the specific relationship between the parties thereto, and solely for the benefit of such parties. The Company previously filed the form of the Underwriting Agreement as an exhibit to the Registration Statement. The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the final, executed Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Concurrently with the closing of the Offering, the Company also issued warrants to purchase up to 69,000 shares of Common Stock to the representative of the Underwriters and its designees (the “Representative’s Warrants”), at an exercise price of $12.50 per share of Common Stock, subject to adjustment as set forth in the Representative’s Warrant Agreement. The Representative’s Warrants will be exercisable, in whole or in part, beginning on May 26, 2025, and will expire on November 26, 2029. The foregoing description of the Representative’s Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Representative’s Warrant Agreement, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 8.01. Regulation FD Disclosure.

On November 26, 2024, the Company issued a press release announcing the pricing of the Offering. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On November 29, 2024, the Company issued a press release announcing the closing of the Offering. The press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 26, 2024, between the Company and ThinkEquity LLC
4.1	Form of Representative’s Warrant Agreement
99.1	Press Release of the Company, dated November 26, 2024
99.2	Press Release of the Company, dated November 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venu Holding Corporation

Dated: December 3, 2024	By:	/s/ JW Roth
JW Roth
Chief Executive Officer and Chairman